                                                                      EXHIBIT 12


                          AVERY DENNISON CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                           Three Months Ended                          Nine Months Ended
                                                ----------------------------------------    ----------------------------------------
                                                    September 26,         September 27,         September 26,         September 27,
                                                        1998                  1997                  1998                  1997
                                                ------------------    ------------------    ------------------    ------------------
Earnings:
Income before taxes                                          $83.3                 $78.2                $252.4               $228.6
Add:   Fixed charges*                                         12.7                  12.3                  38.9                 38.7
       Amortization of capitalized interest                     .4                    .4                   1.1                  1.0
Less:  Capitalized interest                                    (.3)                  (.5)                 (2.6)                (1.8)
                                                ------------------    ------------------    ------------------    -----------------
                                                             $96.1                 $90.4                $289.8               $266.5
                                                ==================    ==================    ==================    ==================


*Fixed charges:
       Interest expense                                      $ 8.7                 $ 8.0                $ 25.3               $ 25.3
       Capitalized interest                                     .3                    .5                   2.6                  1.8
       Amortization of debt issuance costs                      .1                    .1                    .3                   .4
       Interest portion of leases                              3.6                   3.7                  10.7                 11.2
                                                ------------------    ------------------    ------------------    -----------------
                                                             $12.7                 $12.3                $ 38.9               $ 38.7
                                                ==================    ==================    ==================    =================
Ratio of Earnings to Fixed Charges                             7.6                   7.3                   7.4                  6.9
                                                ==================    ==================    ==================    ==================


The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.